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Cosmos Health Inc.

5 Agiou Georgiou Street

Thessaloniki, Greece 55438

SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be Held on September 30, 2025

On September 29, 2025, Cosmos Health Inc. (the “Company”) made available its Chief Executive Officer's annual letter to shareholders for the year ended December 31, 2024, dated as of September 29, 2025. The Chief Executive Officer's annual letter contains information that may be of interest to investors. A copy of the Chief Executive Officer's annual letter is attached hereto and incorporated herein by reference.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Company has filed with the SEC a definitive Proxy Statement on Schedule 14A on August 22, 2025, containing relevant documents with respect to its solicitation of proxies for the Company’s 2025 Annual Meeting. This definitive Proxy Statement is hereby supplemented to reflect the information set forth above in this Proxy Statement Supplement.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION.

In accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended, and Rule 14a-6 promulgated thereunder, to the extent that any information contained in this Proxy Statement Supplement modifies, supersedes, or supplements the disclosures set forth in the Company’s definitive Proxy Statement filed with the Securities and Exchange Commission on August 22, 2025, such information shall be deemed to so modify, supersede, or supplement—and shall be incorporated by reference into—that Proxy Statement as of the date hereof. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov.

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The Proxy Statement, together with this Supplement are also available for viewing at the website maintained for the annual meeting at https://www.iproxydirect.com/COSM (as well as on the Company’s website at www.cosmoshealthinc.com). The Company will furnish a copy of the Supplement to any stockholder by mail upon written or verbal request to the Company at: Cosmos Health Inc., c/o Corporate Secretary, 141 West Jackson Blvd. Suite 4234, Chicago IL 60604.

Shareholders who have already submitted proxies for this meeting may revoke them, or if they wish to change their vote they may do so at any time before the voting is closed at the Annual Meeting. Shareholders may revoke their proxy by attending the Annual Meeting and voting, by filing an instrument in writing revoking their proxy or by filing another duly executed proxy bearing a later date with our Corporate Secretary before the vote is closed at the Annual Meeting, or by voting again using the internet before the cutoff time (the latest Internet proxy is the one that will be counted). If a shareholder holds shares through a bank, broker or other nominee, the shareholder may revoke any prior instructions by contacting that organization.

CAUTIONARY STATEMENT

Certain statements contained herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements are not guarantees of future performance and the Company’s actual results may differ significantly from the results discussed in the forward-looking statements.  You can identify many of these statements by words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions. Information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections the Company's Annual Report on Form 10-K for the year ended December 31, 2024, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K  and the other documents filed by the Company with the SEC and any amendments thereto, including this Proxy Statement Supplement. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

Cosmos Health CEO Issues Letter to Shareholders: Building a Global Healthcare Powerhouse with $300M Digital Financing Facility, U.S. Manufacturing Expansion, and AI Innovation

CHICAGO, IL / GLOBE NEWSWIRE / September 29, 2025 / Cosmos Health Inc. ("Cosmos Health" or the “Company”) (NASDAQ:COSM), a diversified, vertically integrated global healthcare group, today announced that its Chief Executive Officer, Greg Siokas, has issued the following letter to the Company’s shareholders.

Dear Fellow Shareholders,

Cosmos Health stands at a defining moment in its journey. Over the past year, we have made decisive progress - refining our strategy, reinforcing our operations, and positioning every business unit to contribute to a common vision of sustainable growth and long-term value creation.

From our expanding manufacturing footprint in the United States to the global reach of our Sky Premium Life brand, the strengthening of our wholesale operations, the signing of long-term contract manufacturing agreements, and the breakthroughs emerging from our R&D pipeline, every part of our organization has made meaningful progress. At the same time, the launch of our digital treasury strategy underscores our commitment to innovation and resilience in an evolving global landscape.

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These achievements mark the beginning of a new era for Cosmos Health — one defined by growth, innovation, and resilience. With the continued trust and support of our shareholders, we are building a company not only prepared for the challenges ahead, but also poised to lead in the years to come.

I. Vision & Ambition

Cosmos Health is at a turning point in its journey. We have aligned every business unit around a common goal: creating a global healthcare and life sciences platform that integrates pharmaceuticals, nutraceuticals, manufacturing, logistics, research and innovation, and digital finance under one roof.

Our purpose is clear: to make high-quality healthcare accessible worldwide while driving innovation at the intersection of science, technology, and digital finance. This is not simply about growth for its own sake, but about building a company defined by resilience, creativity, and the capacity to lead in rapidly evolving industries.

A Bold Ambition for the Future

Looking ahead to 2030, our ambition is to transform Cosmos Health into a global powerhouse. We will achieve this by scaling our branded products, deepening our scientific pipeline, and harnessing AI and blockchain to reshape both the discovery and delivery of healthcare.

Our long-term direction includes, among other priorities:

•	Expanding our global reach across Europe, North America, the Middle East, and Asia.

•	Scaling branded nutraceuticals and pharmaceuticals into globally recognized products.

•	Building a proprietary therapeutics pipeline with multi-billion-dollar market potential.

•	Leveraging AI and blockchain to redefine drug discovery, intellectual property monetization, and corporate treasury management.

•	Delivering sustained shareholder returns through financial innovation, operational excellence, and long-term growth.

At every step, we balance near-term profitability with long-term investment, ensuring that Cosmos Health remains both innovative and sustainable.

Foundations of Strength

Our strategy is rooted in three core strengths that give Cosmos Health a significant advantage:

•	Diversification: By operating across multiple healthcare segments, from R&D and pharmaceuticals to consumer brands and logistics, we reduce reliance on any single revenue stream.

•	Vertical Integration: Ownership of manufacturing, distribution, and branded products gives us control over quality, cost, and scalability.

•	Innovation-Driven Growth: From AI-enabled platforms like Cloudscreen to blockchain-enhanced treasury and supply chain systems, we are embedding innovation into every part of the business.

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Building for the Long Term

These foundations allow us to pursue ambitious goals while maintaining resilience. With such foundations in place, we believe Cosmos Health is positioned not only to capture emerging market opportunities but also to help shape the future of global healthcare delivery. Just as importantly, we see them as ensuring that we can navigate market volatility, protect shareholder value, and continuously reinvest in areas of highest growth potential, from branded nutraceuticals and pharmaceuticals to digital health and AI-driven discoveries.

II. Milestones & Achievements

The past year has been one of the most pivotal in Cosmos Health’s history. We achieved progress on multiple fronts - securing transformative financing, expanding manufacturing capabilities across two continents, scaling our flagship nutraceutical brand into new international markets, and strengthening our innovation pipeline with patents, licensing agreements, and AI-driven R&D.

These milestones are not isolated wins but interconnected achievements that reinforce our strategic vision of building a diversified, resilient, and innovation-driven healthcare ecosystem. Together, they highlight the depth of our progress, the strength of our execution, and the scale of the opportunities that lie ahead.

Harnessing a $300 Million Digital Asset Facility to Power Growth & Innovation

In August 2025, we secured a financing facility from a U.S. institutional investor in the maximum aggregate principal amount of $300 million in the form of senior secured convertible promissory notes. Under the terms of the notes:

•	72.5% of net proceeds from the sale of each note will be directed toward building a digital treasury reserve, including Ethereum (ETH), Bitcoin (BTC), Solana (SOL) and other digital assets.

•	The balance will be allocated to working capital and to accelerating growth initiatives, both organic and through acquisitions.

Implementation is already underway, with ETH purchases commenced under the program, marking the beginning of what we believe will become a powerful new financial lever for the company. The Company doesn’t view digital-asset treasury reserve as a speculative side venture; it is central to our broader vision.

With capacity to invest over $200 million in digital assets, Cosmos Health is creating one of the largest corporate digital treasury reserves while also retaining significant capital for its core operations. We believe this strategy:

•	Provides exposure to the upside of global digital asset adoption, increasingly embraced by governments and institutions.

•	Strengthens our ability to deploy capital across our various business segments.

•	Acts both as a diversification tool and a catalyst for growth.

Equally important, this approach positions us to explore blockchain’s practical applications in healthcare and wellness, creating opportunities to generate value well beyond the balance sheet. By combining financial innovation with operational execution, Cosmos Health is taking a forward-looking approach that reflects the future of both healthcare and technology.

The scale of this facility is substantial for a company of our size. We are grateful for the confidence shown by our lead investor and proud to have structured a transaction of this magnitude. Our focus now is on maximizing its impact, through disciplined treasury management and by channelling our resources into the continued growth of our Company’s core healthcare businesses.

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Manufacturing Excellence Through Cana Laboratories

Since acquiring Cana in 2023, we have advanced a multi-million-dollar expansion to modernize its wholly owned 54,000-square-foot facility in Athens, Greece, completing Phase I upgrades in 2024. We believe these investments position Cana to generate more than $10 million in recurring annual gross profit at full capacity.

What makes Cana’s transformation particularly compelling is the visibility of its long-term contract pipeline consisting of the following:

•	Pharmex: Five-year agreement for 1.5 million bottles of Ambitasol 1L.

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Provident Pharmaceuticals: Order book of 5.02 million units (DE3-SOLE, MIOREL, CALCIFOLIN, DEXA-DOSE, etc.), plus a landmark 10-year contract for 8 million packs across four additional products (Miorelique®, BE Union F.C., and Certorun variations).

•	Humacology: Agreement to manufacture up to 500,000 CBD units.

•	Medical Pharmaquality: Agreement for 3 million MYCOFAGYL® pessaries annually.

With capacity still significantly underutilized, and the potential to further expand output through Phase II upgrades, we believe Cana is positioned to become a cornerstone of our focus on high-margin segments, underpinning long-term growth and driving sustained profitability.

Expanding Manufacturing Across the Atlantic

Our global manufacturing footprint expanded further with the establishment of U.S.-based GMP-certified production in 2025 through our partnership with NOOR Collagen. This dual-hub structure in Europe and the United States reduces cross-border complexities, mitigates tariff exposure, and strengthens supply chain resilience.

Specifically, domestic U.S. manufacturing enables us to:

•	Capture higher margins and reduce shipping costs.

•	Accelerate time-to-market for new formulations.

•	Strengthen our positioning with retailers and e-commerce platforms, where “Made in USA” carries strong trust and regulatory credibility.

Global Expansion of Sky Premium Life®

Sky Premium Life, our flagship nutraceutical brand, has become central to our global growth strategy. In 2025, we added more than sixty new formulations, bringing the portfolio to over 150 premium products. The brand continues to expand internationally, demonstrating rapid acceptance and strong repeat demand across multiple regions. Additional formulations are already in the pipeline for 2026, driven by our leading R&D department, ensuring continued innovation and portfolio expansion in the years ahead.

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Recent highlights include:

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United States: Official launch of U.S. operations entering the $164 billion American nutraceuticals market. Production began with NOOR Collagen, which is expected to generate over $12 million in annualized revenue at approximately 75% gross margins.

•	UAE: Exclusive distribution agreement with Pharmalink. The initial order of 130,000 units was followed by a repeat order of 80,000 units. Projections exceed 3 million units over five years.

•	Oman: Agreement signed with Scientific Pharmacy; initial order of 42,000 units supports broader GCC expansion.

•	Qatar: Exclusive distribution rights secured with multiple partners, including an initial order of $578,460 covering 35 SKUs.

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Central Europe (Slovakia, Hungary, Poland, Czechia): Distribution agreement with ZENDON s.r.o. provides access to over 6,000 retail and pharmacy stores across the region, including major chains such as Dr. Max, Rossmann, and Teta Drogerie.

•	Cyprus: Distribution rollout through Holland & Barrett and local pharmacies via Papaellinas Group, with repeat orders already secured.

•	Malta: Sales through Holland & Barrett stores, expanding Cosmos Health’s retail presence in the Mediterranean region.

•	Albania: Entry via partnership with Pharma Cell, delivering an initial $300,000 order.

Sales are also growing through leading e-commerce platforms, including Amazon in Germany, Austria, Spain, France, and the United Kingdom, providing direct access to consumers across Europe and further reinforcing Sky Premium Life’s digital reach.

Together, these achievements underscore Sky Premium Life’s transformation from a regional offering into a truly global brand, trusted by consumers and partners alike in North America, the Middle East, Central Europe, and beyond.

Record Performance at CosmoFarm Wholesale Business

CosmoFarm, our wholesale and logistics arm, continues to deliver record-breaking results. In the first ten months of 2024, CosmoFarm achieved record revenue of approximately $43 million, an 8.62% increase over the same period in 2023. Gross profit rose by 21%, reflecting both higher volumes and improved margins. Based on the pace of growth, CosmoFarm is projected to surpass $50 million in annualized revenue.

Serving over 1,500 pharmacies, it has proven both resilient and scalable, with its wholly owned 29,000-square-foot facility in Athens serving as the operational hub. Investments in automation, procurement, and inventory systems have further boosted efficiency and profitability.

This strong performance has been driven by:

•	Automation upgrades: Robotic systems including ROWA and SCHAEFER’s A-frame, improving order accuracy and fulfilment speed.

•	Operational enhancements: Better inventory management and procurement processes.

•	Commercial expansion: A broadened sales and marketing footprint that continues to strengthen customer relationships.

•	Bolt-on acquisitions: Integration of smaller distribution networks, expanding reach and operational scale.

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Together, we believe that these advancements have reinforced CosmoFarm’s position as an anchor of stability for Cosmos Health — providing steady revenues, operational resilience, and a scalable platform for further growth across economic cycles.

R&D, Patents, and AI Innovation

Innovation remains at the core of Cosmos Health, and over 2024–2025 our R&D efforts have made meaningful progress. We have advanced our proprietary obesity treatment, CCX0722, beyond laboratory development and into the clinical trial preparation stage, with a potential launch as early as 2026. Designed with patient safety and tolerability in mind, CCX0722 represents one of our most promising opportunities in a global market of growing importance.

At the same time, we have expanded our pipeline and intellectual property across multiple therapeutic areas, including autoimmune diseases, neurology, oncology, and allergies. Many of these advances are powered by Cloudscreen, our AI-enabled drug repurposing platform, which combines advanced computational methods with experimental validation to accelerate discovery. This approach has already generated promising candidates in multiple sclerosis, inflammatory disorders, and allergy therapies.

Key achievements include:

•	Obesity & Metabolic Disorders: Advanced CCX0722 toward clinical evaluation, positioning for entry into the global weight-management market.

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Oncology: Acquired full rights to a WIPO-filed CNS cancer patent; filed new AI-driven patents in gliomas and hematologic malignancies with Cloudpharm and the National Hellenic Research Foundation; and secured exclusive worldwide licenses for two patented anticancer therapies targeting prostate, ovarian, and colorectal cancers.

•	Autoimmune & Neurological Disorders: Expanded pipeline with Cloudscreen-derived candidates for multiple sclerosis and inflammatory conditions.

•	Allergy Treatments: Initiated preclinical programs on novel allergy therapies.

Together, these initiatives reflect our dual focus: developing proprietary products with global potential while leveraging scientific innovation to enhance the profitability and differentiation of our portfolio. Every new patent, clinical milestone, and Cloudscreen breakthrough strengthens Cosmos Health’s long-term growth profile and underscores our commitment to advancing science for the benefit of patients and shareholders.

Portfolio Strengthening

We believe our portfolio today is broader and stronger than ever. Alongside our flagship Sky Premium Life brand, we have built complementary pillars in wellness and family health through Mediterranation®, inspired by the Mediterranean diet, and bio-bebe®, a trusted name in infant nutrition.

In 2024, we expanded further into pharmaceuticals with the acquisition of a 10-drug generics portfolio, giving Cosmos Health direct exposure to the $400 billion global generics market. This diversification strengthens our positioning across multiple healthcare segments, from premium nutraceuticals to essential medicines, and provides a stable platform for sustainable, long-term growth.

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We have also extended our presence into diagnostics through our collaboration with Virax Biolabs, which now spans Mpox RT-PCR kits (with rights across Greece, Cyprus, Europe, and the GCC region) and Avian Influenza Virus PCR kits (exclusive rights in Greece and Cyprus). These partnerships broaden our exposure to infectious disease testing and reinforce our entry into adjacent high-value markets.

In addition, Cosmos is advancing its proprietary hygiene brands, C-Sept® and C-Scrub®, which are gaining momentum in both consumer and institutional channels:

•	United Kingdom: Actively pursuing a potential supply contract with the UK National Health Service (NHS).

•	Germany: Sales already underway through established distribution partners.

Together, these developments highlight how Cosmos Health is building a diversified, future-ready healthcare group capable of addressing global demand across consumer products, pharmaceuticals, diagnostics, and hygiene solutions.

Insider Purchases

As both CEO and a long-term shareholder, I want to emphasize my personal commitment. Since the inception of Cosmos Health, I have invested more than $18 million of my own capital into the Company, and I now hold over 6 million shares.

I have continued to make consistent share purchases, including in multiple recent rounds, demonstrating my unwavering conviction in the value we are building together. These are not symbolic gestures but a purposeful long-term commitment which reflects my belief in our strategy, our people, and our future. My interests remain fully aligned with yours.

III. Financial Performance & Outlook

2024 Results Highlighted by Top-Line Growth and Cost Discipline

In 2024, Cosmos Health delivered steady top-line growth while making significant progress in improving efficiency, including meaningful cost-cutting measures.

•	Revenues increased to $54.43 million, an approximately 2% gain over 2023, supported by expansion in branded products and distribution.

•	Operating expenses decreased by approximately 24% year over year, with general and administrative costs down 40% and sales and marketing down 71%.

These efforts reflect our disciplined approach to building a leaner, more scalable company. Despite these improvements, adjusted EBITDA was ($3.73 million), compared to a small gain in 2023, primarily due to increased investments in our facilities and research and development. Net loss widened to ($4.74 million); however, our balance sheet remained solid, with total assets of $54.31 million and equity of $24.53 million.

These results laid the groundwork for the stronger performance we are seeing in 2025, reinforcing our confidence that the strategic investments made in 2024 are already beginning to yield results.

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2025 Momentum

In the opinion of the Company, our momentum has accelerated in 2025, reflecting the benefits of our strategic investments and the strength of our branded product portfolio.

Key highlights from the first half of 2025 include:

•	Revenue Growth: $28.46 million in H1 2025, an increase of 11.7% compared to $25.49 million in H1 2024, driven by stronger demand and the expanding contribution of higher-margin branded products.

•	Margin Expansion: Gross profit rose to $3.21 million in H1 2025, up 53% year over year, underscoring the success of our strategic focus on nutraceuticals and contract manufacturing.

•	Operational Leverage: Efficiency gains at Cana Laboratories and CosmoFarm enhanced scalability, enabling us to capture growth while steadily improving profitability.

As various key metrics, including EPS, continue to show improvement, this brings us one step closer to our strategic goal of delivering consistent positive operating cash flow.

Balance Sheet Strength

Our balance sheet continued to strengthen in 2025, supporting growth while maintaining financial discipline. The increase in assets and equity highlights an improved financial position, giving Cosmos Health greater flexibility to execute its strategy with confidence.

Key financial metrics as of June 30, 2025, include:

•	Total Assets: $61.84 million, up 13.9% from $54.31 million at year-end 2024.

•	Stockholders’ Equity: $26.23 million, compared to $24.53 million at year-end 2024, reflecting an improved position.

•	Liabilities: $35.60 million, primarily from financing arrangements to support growth.

•	Liabilities-to-Assets Ratio: ~57.6%, maintaining a prudent capital structure.

Beyond these figures, our valuable, wholly owned real estate assets - Cana Laboratories and CosmoFarm’s logistics center - serve not only as operational pillars but also as strategic financial resources. The €2.2 million bond loan facility, bearing interest of 2.95% plus the applicable 6-month Euribor, secured earlier this year against our CosmoFarm’s distribution center, illustrates how we can unlock financing flexibility on attractive terms.

Guidance to 2027

Looking ahead, Cosmos Health is targeting continued growth and profitability, driven by disciplined execution and an accelerating shift toward higher-margin segments. For 2025, our sales to date are tracking close to our published guidance, and we remain confident in our trajectory toward 2026. These goals underscore both the scalability of our platform and the momentum we are building across branded products, advanced manufacturing, and logistics.

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Key financial objectives by 2027 include:

•	Revenue: Approximately $155.8 million.

•	Adjusted EBITDA: Expected to reach $29.4 million.

•	Positive Operating Cash Flow: A central near-term milestone, marking a turning point in Cosmos Health’s financial evolution.

This trajectory will be driven by:

•	Scaling our branded product portfolio, particularly Sky Premium Life® and proprietary pharmaceuticals, which command higher margins.

•	Expanding utilization at Cana Laboratories and U.S. facilities, unlocking the full potential of our upgraded manufacturing capacity.

•	Enhancing CosmoFarm’s efficiency and reach, leveraging its role as a distribution hub serving over 1,500 pharmacies.

•	Maintaining strict financial discipline, with continued focus on cost controls and operating leverage.

With margins already improving and our business mix shifting toward higher-value categories, Cosmos Health is confident in its ability to achieve these targets and position the Company for sustained profitability. Reaching these milestones is expected to unlock substantial shareholder value, supported by internally generated cash flow that will enable us to reinvest in the business, pursue strategic acquisitions, and reward shareholders.

IV. Strategy & Roadmap

Six Pillars of Growth

Our roadmap is structured around six interconnected pillars, each representing a current priority as well as a long-term driver of value creation:

•	Profitability and Cash Flow: Achieving and sustaining positive operating cash flow through disciplined cost management and scaling of high-margin businesses.

•	Innovation and Intellectual Property: Expanding our R&D pipeline and advancing CCX0722 and oncology candidates, supported by Cloudscreen’s AI-driven discovery engine.

•	Manufacturing Scale: Leveraging dual GMP-certified hubs in Europe and the U.S. to provide global reach, flexibility, and resilience.

•	Market Development: Expanding Sky Premium Life® and other brands across Europe, the Middle East, North America, and Asia.

•	Digital Assets and Tokenization: Building one of the largest digital treasuries in healthcare while piloting blockchain-enabled initiatives to enhance efficiency and transparency.

•	Acquisitions and Partnerships: Pursuing disciplined acquisitions and alliances to broaden distribution, technology, and branded products.

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Strategic Outlook

As we look toward the rest of 2025 and beyond, Cosmos Health stands at an inflection point. Our strategy builds on three reinforcing pillars: Healthcare Innovation, Global Expansion, and Financial Strength.

Healthcare Innovation & R&D Leadership

Innovation remains central to our growth story. Cloudscreen, our AI-enabled drug repurposing platform, is evolving into a next-generation engine capable of screening billions of compounds across multiple therapeutic areas. The launch of Cloudscreen 2.0 will enhance both internal discovery and opportunities for collaborations, licensing, and joint ventures.

•	CCX0722, our proprietary obesity treatment, remains on track for a 2026 launch.

•	We continue to expand our oncology and CNS portfolios through new discoveries and licensing.

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To unlock further value, we are evaluating strategic options such as a potential spin-off of our R&D division, which could thrive independently while enabling Cosmos to sharpen its focus on scaling commercial platforms.

Global Expansion & Market Penetration

Cosmos is expanding rapidly across both geographies and business lines. Sky Premium Life® continues to scale globally, with strong traction in Europe, the Middle East, and North America. Strategic investments in brand recognition, digital marketing, and e-commerce are designed to accelerate this momentum.

•	Cana Laboratories is positioned as a global GMP-certified hub for contract manufacturing, with upgraded capacity already attracting multinational clients.

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Our active M&A pipeline focuses on branded nutraceuticals, pharmaceutical assets, distribution companies, and digital health platforms, all evaluated with strict discipline to ensure strategic alignment and long-term value creation.

Financial Strength & Shareholder Value Creation

We remain committed to maintaining financial strength and resilience.

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Our digital treasury strategy diversifies the balance sheet and positions Cosmos squarely at the intersection of healthcare and decentralized finance, providing growth optionality and protection against volatility.

•	Operational efficiency is a central focus, reducing reliance on lower-margin segments while scaling higher-value proprietary products.

•	Strong governance, transparency, and shareholder alignment remain priorities. Significant insider ownership and disciplined financing initiatives underscore our long-term commitment.

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Sustainability Commitment

Equally important is how we achieve these goals. Cosmos Health is committed to balancing growth with responsibility, guided by principles of sustainability and social impact. This commitment is reflected in areas such as:

•	Natural product focus: Nutraceutical lines emphasizing clean, natural formulations inspired by the Mediterranean diet.

•	Responsible treasury strategy: A digital treasury approach that balances innovation with prudent risk management.

•	Patient access and well-being: A commitment to improving lives by making quality supplements and medicines more widely available, supporting healthier lifestyles and long-term wellness.

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R&D leadership: Advancing treatments for major global health challenges such as diabetes and cancer, leveraging AI-enabled discovery platforms and strategic collaborations to deliver innovation with meaningful human impact.

Together, these priorities reflect Cosmos Health’s dual mandate: to deliver enduring financial value for shareholders while advancing healthcare access and innovation for society.

Closing Message

As we reflect on our recent milestones, we believe that Cosmos Health has entered a new era of growth, resilience, and innovation. With strengthened operations, a powerful treasury strategy, expanded manufacturing on both sides of the Atlantic, growing global brands, and a pipeline of AI-driven discoveries, we are building a company designed not just to compete, but to lead the future of healthcare. With your trust and support, I am confident that the momentum we are building today will translate into lasting value and enduring success in the years to come.

Sincerely,

Greg Siokas

CEO

About Cosmos Health Inc.

Cosmos Health Inc. (Nasdaq:COSM), incorporated in 2009 in Nevada, is a diversified, vertically integrated global healthcare group. The Company owns a portfolio of proprietary pharmaceutical and nutraceutical brands, including Sky Premium Life®, Mediterranation®, bio-bebe®, C-Sept® and C-Scrub®. Through its subsidiary Cana Laboratories S.A., licensed under European Good Manufacturing Practices (GMP) and certified by the European Medicines Agency (EMA), it manufactures pharmaceuticals, food supplements, cosmetics, biocides, and medical devices within the European Union. Cosmos Health also distributes a broad line of pharmaceuticals and parapharmaceuticals, including branded generics and OTC medications, to retail pharmacies and wholesale distributors through its subsidiaries in Greece and the UK. Furthermore, the Company has established R&D partnerships targeting major health disorders such as obesity, diabetes, and cancer, enhanced by artificial intelligence drug repurposing technologies, and focuses on the R&D of novel patented nutraceuticals, specialized root extracts, proprietary complex generics, and innovative OTC products. Cosmos Health has also entered the telehealth space through the acquisition of ZipDoctor, Inc., based in Texas, USA. With a global distribution platform, the Company is currently expanding throughout Europe, Asia, and North America, and has offices and distribution centers in Thessaloniki and Athens, Greece, and in Harlow, UK. More information is available at www.cosmoshealthinc.com, www.skypremiumlife.com, www.cana.gr, www.zipdoctor.co, www.cloudscreen.gr, as well as LinkedIn and X.

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Forward-Looking Statements

With the exception of the historical information contained in this news release, the matters described herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could,” generally identify forward-looking statements, although not all forward-looking statements contain these words. These statements involve risks and uncertainties that may individually or materially affect the matters discussed herein for a variety of reasons outside the Company’s control, including, but not limited to: the Company’s ability to raise sufficient financing to implement its business plan; the effectiveness of its digital asset strategies, including accumulation and yield-generating activities; the impact of the war in Ukraine on the Company’s business, operations, and the economy in general; and the Company’s ability to successfully develop and commercialize its proprietary products and technologies. Readers are cautioned not to place undue reliance on these forward-looking statements, as actual results could differ materially from those anticipated. Readers are encouraged to review the risk factors set forth in the Company’s filings with the SEC, which are available at the SEC’s website (www.sec.gov). The Company disclaims any obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise

Investor Relations Contact:

BDG Communications

cosm@bdgcommunications.com

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